EXHIBIT 99
                                  ----------

                          AUTOMOTIVE INDUSTRIES, INC.
                                4508 IDS Center
                             Minneapolis, MN 55402



                              September 30, 1994



     O'Sullivan Corporation
     1944 Valley Avenue
     P.O. Box 3510
     Winchester, VA  22601
     Attention: Arthur H. Bryant, II

     Gentlemen:

          This letter sets forth an agreement in principle on which Automotive Industries, Inc. or one or more new subsidiary corporations ("AII") proposes to acquire certain assets of the Gulfstream Division (the "Business") from O'Sullivan Corporation ("OS").

          1.	Purchased Assets and Assumed Liabilities.  AII will (a)
     purchase all of the Seller's property, equipment, inventory, plants (other than the Gulfstream Main Facility and certain equipment), and certain intangible assets, each with respect to the Business, and all of the capital stock of Capitol Plastics of Ohio, Inc. ("Capitol") (collectively, the "Purchased Assets") and
     (b) assume certain of the Business' trade accounts payable and accrued expenses as of the closing, determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), and certain of the Business' ordinary course of business contractual obligations to be performed after the closing, each to the extent specified on a schedule to the definitive purchase agreement.

          2.	Consideration.  The aggregate consideration for the
     Purchased Assets will be an amount equal to the sum of (a) $41.0 million plus (b) the book value of the acquired inventory plus
     (c) the amount of capital expenditures less the greater of the book value of, or the proceeds received from, capital sales, retirements or other dispositions made since June 30, 1994 less
     (d) the book value of all assumed liabilities (other than Capitol's liabilities) less (e) the excess, if any, of the net book value of Capitol's liabilities over Capitol's assets other than property, plant and equipment and inventory, each determined as of the date of closing in accordance with GAAP, payable in immediately available funds at the closing.




          3.	Expenses.  AII and OS will each pay their respective
     expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with the transactions contemplated hereby (whether consummated or not); provided, however, if, within four months after the date hereof, OS enters into any contract, commitment, arrangement, understanding, or reaches an agreement or understanding in principle, or OS' Board of Directors approves any transaction with respect to the sale or other disposition of the Purchased Assets to any party other than AII for which the consideration to be received therefrom exceeds the aggregate consideration set forth in Section 2 above and AII has not prior thereto elected to terminate discussions with OS with respect to the transactions contemplated hereby, then OS will reimburse AII in an amount not in excess of $750,000 for all fees and expenses incurred by AII or AII's employees, officers, affiliates, advisors or agents in connection with the proposed transaction contemplated hereby.

          4.	Exclusivity.  Prior to October 31, 1994, OS will not,
     and will cause its officers, directors, agents and affiliates to not, discuss a possible sale or other disposition of all or any part of the assets of the Business, other than inventory in the ordinary course of business (whether by merger, reorganization, recapitalization, liquidation or otherwise) with any other party (an "Acquisition Proposal") or provide any information to any other party regarding the Business other than information which is traditionally provided in the regular course of its business operations to third parties where OS and its officers, directors, agents and affiliates have no reason to believe that such information may be utilized to evaluate an Acquisition Proposal. OS and its officers, directors and affiliates (a) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal, (b) will cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal and (c) will promptly notify AII if any Acquisition Proposal, or any inquiry or contact with any person or entity with respect thereto, is made. Notwithstanding the foregoing, OS' Board of Directors may respond to unsolicited inquiries or proposals that it determines in exercising its fiduciary duties could, if consummated, reasonably be expected to be in the best interests of OS and its shareholders (it being understood that the foregoing shall in no way limit AII's right to expense reimbursement pursuant to Section 3 above).

          5.	Miscellaneous.  Except for paragraphs 3 and 4 of this
     letter which shall be binding upon the parties hereto, this letter is not intended to be a binding agreement between the parties hereto and the parties hereby agree and acknowledge that neither OS nor AII shall be so bound unless and until a definitive purchase agreement has been executed with respect to this proposed transaction. This letter may be executed in two or more counterparts.







          If you are in agreement with the terms of this proposal letter, please sign in the space provided below and return a signed copy on or prior to October 3, 1994. If this proposal letter has not been accepted prior to such date, this proposal letter will terminate and be of no further force or effect.


                                                   Very truly yours,

                                                   AUTOMOTIVE INDUSTRIES, INC.

                                                   By: /s/ Scott Rued
                                                       -----------------------

                                                   Its: /s/ Vice President
                                                        ----------------------
     Agreed and Accepted:

     O'SULLIVAN CORPORATION

     By: /s/ James T. Holland
        -----------------------------

     Its: /s/ President    10/3/94
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